Exhibit 99.1

News Release

Media Line: 410 470-7433
www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell 410 470-7433

Investor Contact:	Tonya Cultice 410 470-5619

Constellation Energy Partners Appoints

Stephen R. Brunner as Chief Operating Officer

HOUSTON, Feb.6, 2008 – Constellation Energy Partners (NYSE Arca: CEP), a limited liability company focused on the acquisition, development and production of oil and natural gas properties, today announced the appointment of Stephen R. Brunner as chief operating officer.

With more than 25 years of experience operating oil and gas properties both domestically and internationally, Brunner formerly served as the executive vice president of operations for Pogo Producing Company, where he was responsible for all aspects of exploration, production, acquisition and divestiture activity for seven business units in the United States, Canada, New Zealand and Vietnam.

During his 13-year tenure at Pogo, Brunner served as vice president of operations, overseeing both domestic and international operations. He also served as the resident manager of Thaipo Limited., a subsidiary of Pogo, as well as offshore operations manager. Prior to his career with Pogo, he worked for Zilkha Energy Company, Chevron Corporation and Tenneco Oil Company. He earned a Bachelor of Science degree in petroleum engineering from Louisiana Tech University in 1981.

“The broadening of CEP’s management team reflects the significant expansion of our operations and portfolio in 2007 and expectations for strong growth in 2008,” said Felix Dawson, president and chief executive officer, Constellation Energy Partners. “Stephen has more than 25 years experience successfully managing operations, and his appointment will keep us focused on optimizing our capex program, managing costs and capturing efficiencies across our expanding portfolio and production operations.”

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

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